FOR IMMEDIATE RELEASE
DOLAN FAMILY GROUP TO ACQUIRE 100% OF PUBLIC INTEREST IN
CABLEVISION FOR $36.26 PER SHARE IN CASH
Bethpage, NY, May 2, 2007 – Cablevision Systems Corporation (NYSE: CVC) announced today that it has entered into a definitive merger agreement with an entity created by members of the Dolan Family Group, pursuant to which all outstanding shares of Cablevision that the Dolan Family Group does not already own will be converted into $36.26 per share in cash. The transaction implies a total enterprise value of approximately $22 billion.
Following extensive negotiations, the Special Transaction Committee of independent directors of Cablevision, advised by independent financial and legal advisors, determined that the transaction is in the best interests of Cablevision’s public shareholders. Based on the recommendation of the Special Transaction Committee, Cablevision’s Board of Directors, including independent directors, voted to approve the transaction.
The price of $36.26 per share represents a 34% premium to the Dolan Family Group’s $27.00 per share offer on October 8, 2006, a 21% premium to its $30.00 per share offer on January 12, 2007, and more than a 50% premium to Cablevision’s closing price of $23.93 on the last trading day prior to the October 8 offer.
The transaction is conditioned on a “majority of the minority” voting provision, which requires approval by holders of a majority of Cablevision’s outstanding Class A shares not held by the Dolan Family Group or Cablevision’s directors and executive officers. The transaction is also subject to certain regulatory approvals, the receipt of funds pursuant to already committed financing and other customary closing conditions.
Charles F. Dolan and James L. Dolan, speaking on behalf of the Dolan Family Group, said, “The Dolan family founded Cablevision nearly 35 years ago, and we are very proud of the company’s track record of delivering quality service and innovative products to our customers. We believe the best way to continue this tradition in today’s increasingly competitive environment is as a privately held company. This new structure and an entrepreneurial perspective will enable us to keep growing the business with our talented management team and dedicated employees.”
In the transaction, the Dolan Family Group will contribute approximately $2.1 billion in equity to the transaction through reinvestment of its Cablevision shares in the new privately held company. Merrill Lynch & Co., Bear, Stearns & Co. Inc., and Bank of America have committed to provide approximately $15.5 billion in debt financing to fund the merger consideration and refinance certain bank indebtedness of Cablevision. The company’s existing notes and debentures will remain outstanding.
Lawyers representing shareholders in the pending going private action in Nassau County Supreme Court actively participated in the negotiations, which led to improvements to the financial terms of the transaction as well as significant contractual protections for shareholders. Included in the monetary benefits provided to shareholders in the transaction is additional merger consideration payable directly to the shareholders in exchange for succeeding to Cablevision’s and shareholders’ rights in connection with claims involving alleged options backdating. The parties have agreed in principle to the dismissal of the pending going private litigation, subject to approval by the Nassau County Supreme Court.
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The Dolan Family Group received financial advice from Bear, Stearns & Co. Inc. and Merrill Lynch & Co. and legal advice from Debevoise & Plimpton LLP and Skadden, Arps, Slate, Meagher & Flom LLP. Bear, Stearns & Co. Inc., Merrill Lynch & Co., and Bank of America were represented by Shearman & Sterling, LLP.
The Special Transaction Committee’s financial advisors, Lehman Brothers Inc. and Morgan Stanley & Co., have delivered opinions that the transaction is fair from a financial point of view to Cablevision’s public shareholders. The Special Transaction Committee received legal advice from Willkie Farr & Gallagher LLP.
Cablevision Systems Corporation is one of the nation’s leading entertainment and telecommunications companies. Its cable television operations serve 3.1 million households in the New York metropolitan area. The company’s advanced telecommunications offerings include its iO: Interactive Optimum digital television, Optimum Online high-speed Internet, Optimum Voice digital voice-over-cable, and its Optimum Lightpath integrated business communications services. Cablevision’s Rainbow Media Holdings LLC operates several successful programming businesses, including AMC, IFC, WE tv and other national and regional networks. In addition to its telecommunications and programming businesses, Cablevision owns Madison Square Garden and its sports teams, the New York Knicks, Rangers and Liberty. The company also operates New York’s famed Radio City Music Hall and legendary Beacon Theatre, and owns and operates Clearview Cinemas.
This press release is not a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of Cablevision, and it is not a substitute for any proxy statement or other filings that may be made with the Securities and Exchange Commission (“SEC”) should this proposed transaction go forward. If such documents are filed with the SEC, investors will be urged to thoroughly review and consider them because they will contain important information, including risk factors. Any such documents, once filed, will be available free of charge at the SEC’s website (www.sec.gov) and from Cablevision.
“Safe Harbor” Statement under the Private Securities Litigation and Reform Act of 1995:
This press release includes forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties, including the inability to satisfy the conditions to any proposed transaction, general economic conditions, and other factors that may be identified in filings made with the SEC by Cablevision or the Dolan Family Group.
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Contacts:

For Cablevision:	Charlie Schueler 516 803-1013 Kim Kerns 516 803-2351

For Dolan Family Group:	George Sard/Paul Caminiti/Brandy Bergman
Sard Verbinnen & Co.
212 687-8080